                                                                    Exhibit 1.1

                     STRUCTURED ASSET SECURITIES CORPORATION
               MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2004-18H

                                 TERMS AGREEMENT

                                                       Dated: September 28, 2004

To: Structured Asset Securities Corporation, as Depositor under the Trust Agreement dated as of September 1, 2004 (the "Trust Agreement").

Re: Underwriting Agreement Standard Terms dated as of April 16, 1996 (the "Standard Terms," and together with this Terms Agreement, the "Agreement").

Series Designation: Series 2004-18H.

Terms of the Series 2004-18H Certificates: Structured Asset Securities Corporation, Series 2004-18H Mortgage Pass-Through Certificates, Class A1, Class A2, Class A3, Class A4, Class A5, Class A-IO1, Class A-IO2, Class B1, Class B2, Class B3, Class B4, Class B5, Class B6 and Class R (the "Certificates") will evidence, in the aggregate, the entire beneficial ownership interest in a trust fund (the "Trust Fund"). The primary assets of the Trust Fund consist of a pool of fixed, conventional, first lien, residential mortgage loans (the "Mortgage Loans"). Only the Class A1, Class A2, Class A3, Class A4, Class A5, Class A-IO1, Class A-IO2, Class B1, Class B2 and Class B3 (the "Offered Certificates") are being sold pursuant to the terms hereof.

Registration Statement: File Number 333-115858.

Certificate Ratings: It is a condition of Closing that at the Closing Date the Class A1, Class A2, Class A3, Class A4, Class A5, Class A-IO1, Class A-IO2, and Class R Certificates be rated "AAA" by Fitch, Inc. ("Fitch") and Standard & Poor's, a division of the McGraw-Hill Companies ("S&P"), and "Aaa" by Moody's Investors Service, Inc. ("Moody's" and together with Fitch and S&P, the "Rating Agencies"); the Class B1 Certificates be rated "AA" by S & P; the Class B2 Certificates be rated "A" by S & P; and the Class B3 Certificates be rated "BBB" by S&P.

Terms of Sale of Offered Certificates: The Depositor agrees to sell to Lehman Brothers Inc., (the "Underwriter") and the Underwriter agrees to purchase from the Depositor, the Offered Certificates in the principal amounts and prices set forth on Schedule 1 annexed hereto. The purchase price for the Offered Certificates shall be the Purchase Price Percentage set forth in Schedule 1 plus accrued interest at the initial interest rate per annum from and including the Cutoff Date up to, but not including, the Closing Date.

The Underwriter will offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

Cut-off Date: September 1, 2004.

Closing Date: 10:00 A.M., New York time, on or about September 1, 2004. On the Closing Date, the Depositor will deliver the Offered Certificates to the Underwriter against payment therefor for the account of the Underwriter.


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If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Depositor and the Underwriter in accordance with its terms.

                                       LEHMAN BROTHERS INC.


                                       By:
                                           -------------------------------------
                                           Name: Matthew Lewis
                                           Title: Senior Vice President

Accepted:

STRUCTURED ASSET SECURITIES
CORPORATION


By:
    ---------------------------------
    Name: Matthew Lewis
    Title: Senior Vice President


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                                   Schedule 1

        Initial Certificate
             Principal         Certificate    Purchase Price
Class         Amount(1)       Interest Rate     Percentage
-----   -------------------   -------------   --------------
  A1        $28,267,000           3.22%            100%
  A2        $50,000,000           4.18%            100%
  A3        $42,319,000           4.75%            100%
  A4        $28,192,000           4.62%            100%
  A5        $42,835,000           4.75%            100%
A-IO1           (2)               1.00%(2)         100%
A-IO2           (2)               1.00%(2)         100%
  B1        $ 4,798,000           4.77%            100%
  B2        $ 1,799,000           4.77%            100%
  B3        $   799,000           4.77%            100%
  R         $       100           4.77%            100%

----------
(1)  These balances are approximate, as described in the prospectus supplement.

(2) The Class A-IO1 and Class A-IO2 Certificates will be interest-only certificates; they will not be entitled to payments of principal and will accrue interest on a notional amount, as described in the Prospectus Supplement.